Exhibit 99
HILL-ROM REPORTS SECOND QUARTER FINANCIAL RESULTS
•	Revenue of $337 million declined 10.1 percent versus prior year primarily due to economic impact on U.S. hospital capital spending and foreign exchange

•	Adjusted earnings per fully diluted share from continuing operations was $0.27 versus $0.26 in prior year, an increase of 3.8 percent

•	GAAP loss per fully diluted share from continuing operations of $7.44 resulted from estimated $470 million non-cash intangible impairment charge related to market value decline

•	Adjusted operating expenses exclusive of Liko declined $19.8 million (14.2 percent) on initiatives to reduce cost structure

•	Liko performance and integration progressing as expected

•	Cash flow and liquidity improved versus prior year and sequentially

•	Management updates adjusted annual financial guidance for fiscal year 2009 to $0.85 to $1.15 per fully diluted share
BATESVILLE, Ind., May 4, 2009 /PRNewswire-FirstCall/ — Hill-Rom Holdings, Inc. (NYSE: HRC), announced unaudited financial results for its fiscal second quarter ended March 31, 2009. Revenue was $337.3 million, a 10.1 percent decrease from $375.2 million in the prior year comparable period. On a constant currency basis, revenue decreased 5.7 percent. Organic revenue (excludes currency impact and Liko revenue of $18.0 million) decreased 10.5 percent. Hill-Rom incurred a net loss from continuing operations of $465.8 million, or $7.44 per fully diluted share, on an impairment of goodwill and other intangibles of $470 million. Adjusted earnings per fully diluted share from continuing operations were $0.27, an increase of 3.8 percent from the prior year. Adjustments in the current period include the impairment of intangibles, effects of severance and related expenses associated with job eliminations and other actions announced in January 2009, lower Liko margins associated with the valuation of acquired inventories and Liko integration costs. Adjustments in the prior year include costs associated with the spin-off of the funeral services business, primarily a stock modification charge and a loss on the extinguishment of debt. Unless otherwise indicated, amounts in the current quarter include the results of Liko, acquired on October 1, 2008.
Management Comments
“Consistent with our previous outlook, U.S. hospital and extended care customers continued to take a very cautious view toward capital spending as a result of recessionary concerns, yet our International and Post Acute businesses held steady. Our sales results also suggest that Hill-Rom is faring about the same as other capital equipment-intensive medical technology companies,” commented Peter H. Soderberg, president and CEO of Hill-Rom. “In spite of the current softness in U.S. hospital capital equipment demand, we are maintaining our on-going multi-year growth strategy, while accelerating our efforts to reduce costs in both supply chain and other expense areas. We are pleased with the first six months of performance by our new Liko unit, and continue to integrate this business into our global and cross-continuum businesses as anticipated. We believe these efforts will position the company for future growth in anticipation of a return to more normalized customer demand.”
Soderberg continued, “As a result of our manufacturing, service, and operating expense cost control initiatives, gross profit and operating profit margins, as adjusted, expanded both sequentially and year-over-year. We limited the decline in adjusted operating income to 2.2 percent, while only slightly reducing our investments in selling and R&D. While we cannot predict the timing of when hospitals and other providers will return to more normalized capital acquisition behavior, we should be well positioned to resume our predicted long term growth rates in sales and profitability once the underlying fundamentals of demand for our products are restored. In the meantime, we will continue to focus on actions to improve our cost structure and increase our customer value proposition.”

As a result of the decline in our market capitalization as measured on March 31, 2009 related to the overall macro-economic climate and the impact on hospital capital spending, GAAP accounting and SEC requirements obligated us to conduct goodwill impairment testing. The test resulted in the company recording an estimated non-cash charge of $470 million in the quarter. The amount of the charge is subject to finalization in the third quarter. As this impairment charge is non-cash in nature, it does not affect liquidity, debt covenants or cash flow from operations. Further, this charge does not impact the company’s outlook for future growth or its business plan.
Soderberg concluded, “In spite of unprecedented pressures on the enterprise, Hill-Rom’s financial position remains strong. We are diversifying our business, and delivering growth at or above market in most of our units. Our balance sheet is healthy, cash flow increased both sequentially and year over year and the cadence of new product introduction continues to improve.”
Other second quarter revenue highlights regarding Hill-Rom business segments include:
• North America Acute Care. Revenue declined $42.3 million, or 18.3 percent, to $188.6 million. Capital sales decreased 25.6 percent (23.5 percent constant currency), primarily driven by decreases in our patient support systems and furniture products, offset by gains in our healthcare information technology unit. Rental revenue was essentially flat during the quarter. While capital spending at U.S. hospitals has been significantly impacted by economic pressures, rental revenue held flat primarily due to the popularity of our Envision® E-700 wound surface and TotalCare® Bariatric Plus products. This favorability was offset by the absence of a more typical flu and pneumonia season versus the unusually intense season of the prior year.
• International and Surgical. Revenue increased $3.8 million, or 3.9 percent, to $100.8 million, principally driven by the acquisition of Liko and strong growth outside of Europe. Constant currency growth was 16.5 percent. European revenues slowed during the quarter, decreasing low-single digits organically. Revenues in the rest of the world increased in excess of 40 percent. Allen Medical continued to grow at high single digit rates, indicating that the demand for surgical capital equipment remains reasonably strong.
• North America Post-Acute Care. Revenue increased $0.9 million, or 1.9 percent, to $48.9 million. Capital sales increased by $2.7 million, or 31.8 percent, primarily due to the Liko acquisition, sales channel initiatives and direct to consumer sales. Rental revenue declined by $1.8 million, or 4.6 percent, with strong respiratory care performance offset by weaker home care and extended care revenues. Our extended care business was impacted by prior year contract losses, the effects of the economy on capital sales and a weak flu season compared to last year.
Other Second Quarter Financial and Operational Highlights
•	Gross profit declined $13.9 million to $153.4 million, primarily related to reduced capital volume; however, gross margin increased by 90 basis points to 45.5 percent due to the strength of rental margins, manufacturing cost savings initiatives and other job elimination actions announced in August and January. Capital gross profit declined by 17.7 percent, and gross margin was down 180 basis points versus the prior year primarily due to the reduced volume and unfavorable product mix. Rental gross profit grew by 7.5 percent and associated gross margin improved 490 basis points, due primarily to new product introductions and lower field service costs.

•	Operating expenses declined by $18.8 million, or 12.8 percent. As a percent of sales, operating expenses declined 120 basis points to 38.0 percent. Job elimination actions, volume-related compensation savings, prior year funeral services spin-off-related costs and other general and administrative cost savings actions were the primary drivers of these lower expense levels. Liko operating expenses for the quarter totaled $8.3 million, bringing the total reduction in operating expenses on an as adjusted basis to 14.2 percent, excluding Liko.

•	Hill-Rom cash flow from operations was $55.1 million, an increase of 6.8 percent. Free cash flow was $39.1 million, an increase of 70.7 percent. The company’s cash position improved to $84.6 million, up $35.1 million from last quarter.

•	The income tax rate for the quarter is unusual in light of the significance of the non-cash intangible charge and the lack of deductibility of this charge for income tax purposes. On an as adjusted basis, the effective tax rate was 35.2 percent for the quarter compared to 40.9 percent in the prior year. Discrete tax expense was recognized in each period in the amounts of $0.8 million and $1.8 million, respectively.

•	During the quarter we announced a plan to aggressively manage our cost structure through: Consolidation of certain manufacturing and selected back office operations; redeployment of U.S. sales and service resources to increase our customer presence and support; reduction in non-sales, non-research and development expenses; a voluntary early retirement program, and involuntary job eliminations. We also wrote-off certain operating assets associated with these initiatives. In conjunction with these actions we recognized a special charge of nearly $18 million. Some additional costs associated with these actions are also expected to be incurred in the third quarter, but such are not expected to exceed $2.0 million. The expected annual savings from these actions are estimated to be $12 to $14 million.

•	During the quarter, the company successfully resolved an outstanding Food and Drug Administration (FDA) Warning Letter.
On March 31, 2008, Hill-Rom completed the spin-off of its funeral services business operating under the Batesville Casket name. Accordingly, the results of operations of the funeral services business, including certain separation related costs and other income and expenses assigned to the funeral services business, have been presented as discontinued operations for all periods presented in the Condensed Consolidated Statements of Income.
Please see the attached schedules for additional information, including reconciliations of earnings in accordance with U.S. generally accepted accounting principles (“GAAP”) to as adjusted income and earnings per share, condensed financial information, summary balance sheet information and segment sales summaries.
For a more complete review of Hill-Rom’s results, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which will be filed later this week.
Financial Guidance Summary For 2009
Management is updating full year 2009 adjusted financial guidance. Soderberg stated, “In spite of unprecedented economic turmoil affecting customer demand, we are in a position to update our guidance because of year to date performance and expense management actions that have improved cash flow and profitability versus our earlier outlook.”
Hill-Rom’s consolidated revenue guidance range for fiscal 2009 is expected to be $1.365 to $1.423 billion, which represents a 5.6 to 9.5 percent reduction versus prior year. The prior revenue guidance range was $1.375 to $1.470. Our GAAP loss per fully diluted share from continuing operations is expected to be in the range of $6.61 to $6.91, versus a prior earnings range of $0.66 to $1.05. Adjusted earnings per fully diluted share are now expected to be $0.85 to $1.15. The prior guidance range was $0.82 to $1.18. Financial guidance in tabular format is included in the attached schedule.
Hill-Rom Holdings, Inc. provides earnings per share guidance on an adjusted basis from continuing operations because the company’s management believes that the presentation provides useful information to investors. This measure excludes strategic developments, special charges, the impact of significant litigation and impairment charges. Such items may be highly variable, difficult to predict and of a size that sometimes have substantial impact on the company’s reported operations for a period. Often, quantification of such items is not feasible. Management uses these measures internally for planning, forecasting and evaluating the performance of the business, including evaluating results relative to employee performance compensation targets. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Conference Call Replay and Webcast
The company will sponsor a conference call and webcast for the investing public at 8 a.m. EDT, 7 a.m. CDT, on Tuesday, May 5, 2009. The webcast is available at http://ir.hill-rom.com/events.cfm or http://ir.hill-rom.com/eventdetail.cfm?eventid=67432 and will be archived on the company’s website through May 4, 2010 for those who are unable to listen to the live webcast. A replay of the call is also available through May 12, 2009 at 888-203-1112 (719-457-0820 International). Code 4029133 is needed to access the replay.

About Hill-Rom Holdings, Inc.
Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals and information technology solutions. Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.
Hill-Rom...enhancing outcomes for patients and their caregivers.
www.hill-rom.com
Disclosure Regarding Forward-Looking Statements
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “should,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential,” “maintain,” “fare” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large group purchasing organizations, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, collections of accounts receivable, compliance with FDA regulations, antitrust litigation, potential exposure to product liability or other claims, failure of the Company’s announced or future strategic initiatives and restructuring and realignment activities to achieve expected growth, efficiencies or cost reductions, disruptions in the Company’s business or other adverse consequences resulting from the recent spin-off of the funeral service business, failure to realize the anticipated benefits of the spin-off, failure of the Company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances, increased costs or unavailability of raw materials, adverse changes in global economic conditions or disruptions of credit markets, labor disruptions, the ability to retain executive officers and other key personnel, and certain tax-related matters. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2008 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which will be filed later this week. The Company assumes no obligation to update or revise any forward-looking statements.

Hill-Rom Holdings, Inc.
Condensed Financial Information
Unaudited
(Dollars in millions except per share data)

Condensed Statement of Earnings	2Q09	1Q09	4Q08	3Q08	2Q08
Net revenues
Capital sales	$219.6	$236.0	$309.3	$249.9	$255.3
Rental revenues	117.7	115.6	115.0	116.9	119.9

Total revenues	337.3	351.6	424.3	366.8	375.2
Cost of revenues
Cost of goods sold	133.2	146.5	181.3	150.5	150.3
Rental expenses	50.7	52.6	53.4	55.7	57.6

Total cost of revenues	183.9	199.1	234.7	206.2	207.9
Gross profit
Capital sales	86.4	89.5	128.0	99.4	105.0
Rental revenues	67.0	63.0	61.6	61.2	62.3

Total gross profit	153.4	152.5	189.6	160.6	167.3
As a percentage of sales	45.5%	43.4%	44.7%	43.8%	44.6%

Operating expense	128.1	129.5	133.4	137.3	146.9
As a percentage of sales	38.0%	36.8%	31.4%	37.4%	39.2%

Impairment of goodwill and other intangibles	(470.0)	—	—	—	—
Special charges	(17.8)	—	(20.5)	—	—

Operating (loss) profit	(462.5)	23.0	35.7	23.3	20.4

Other income/(expense), net	(1.5)	(2.0)	(2.9)	(1.3)	(3.5)

Income tax expense (1)	1.8	6.8	9.0	0.5	7.5

(Loss) Income from continuing operations	$(465.8)	$14.2	$23.8	$21.5	$9.4

Diluted (loss) earnings per share:
(Loss) Earnings per share from continuing operations	$(7.44)	$0.23	$0.38	$0.34	$0.15

Average common shares outstanding — diluted (thousands)	62,578	62,808	62,734	62,655	62,566

Dividends per common share	$0.1025	$0.1025	$0.1025	$0.1025	$0.2850

Consolidated Cash Flows from Operations (2)
Cash flow from operations	$55.1	$34.9	$43.3	$23.0	$84.1
Less: capital expenditures	(16.0)	(13.6)	(25.3)	(20.6)	(30.7)

Consolidated free cash flow	$39.1	$21.3	$18.0	$2.4	$53.4

Cash and cash equivalents	$84.6	$49.5	$221.7	$131.2	$145.9
Investments and investment securities (3)	$44.8	$43.0	$45.6	$47.0	$49.4

Hill-Rom Capital Expenditures	$16.0	$13.6	$25.3	$20.6	$28.7
Hill-Rom Depreciation & Amortization	$24.8	$26.1	$28.1	$25.5	$25.5

(1)	For fiscal year 2008, discrete tax benefits totaled $8.3 million ($0.13 per share), $7.8 million ($0.12 per share) of which was recognized in the third fiscal quarter, principally associated with the release of valuation allowances on foreign tax credit carryforwards and the recognition of certain previously unrecognized tax benefits associated with recently completed tax audits. For the three- and six-month periods ended March 31, 2009, we recognized discrete tax expense of $0.8 million and discrete tax benefits of $0.5 million, respectively, compared to discrete tax expense of $1.8 million and $1.1 million in the prior period comparable periods.

(2)	Consolidated cash flow amounts are “as reported” and thus include cash flows from the funeral services business through March 31, 2008.

(3)	Beginning June 30, 2008, investment securities were classified as long term assets on the balance sheet.

Consolidated Results — Highlights
Revenues — Constant Currency
($ In Millions)

	Q2 2009	Y/Y Foreign	Q2 2009	Q2 2008	Adj/Actual
	Actual	Exchange	Adjusted	Actual	% Change

Acute Care	$188.6	$4.3	$192.9	$230.9	-16.5%
Post Acute Care	48.9	—	48.9	48.0	1.9%
International and Surgical	100.8	12.2	113.0	97.0	16.5%
Eliminations	(1.0)	—	(1.0)	(0.7)	42.9%

Total	$337.3	$16.5	$353.8	$375.2	-5.7%

	YTD 2009	Y/Y Foreign	YTD 2009	YTD 2008	Adj/Actual
	Actual	Exchange	Adjusted	Actual	% Change

Acute Care	$392.1	$6.4	$398.5	$442.2	-9.9%
Post Acute Care	99.3	—	99.3	96.1	3.3%
International and Surgical	199.7	20.2	219.9	180.5	21.8%
Eliminations	(2.2)	—	(2.2)	(2.2)	0.0%

Total	$688.9	$26.6	$715.5	$716.6	-0.2%

Non-GAAP Financial Disclosures and Reconciliations
While Hill-Rom reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hill-Rom uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Second Quarter

	Loss from Continuing Operations - 2009			Income from Continuing Operations - 2008
		Income	Diluted		Income	Diluted
	Pre-tax	Taxes	EPS	Pre-tax	Taxes	EPS

(Loss) Income from continuing operations — GAAP	$(464.0)	$1.8	$(7.44)	$16.9	$7.5	$0.15
Adjustments:
Impairment of goodwill and other intangibles	470.0	—	7.51	—	—	—
Effect of Liko inventory valuation	1.0	0.3	0.01	—	—	—
Acquisition integration charges	0.8	0.3	0.01	—	—	—
Special charges	17.8	6.6	0.18	—	—	—
Stock modification charge	—	—	—	5.8	2.1	0.06
Loss on extinguishment of debt	—	—	—	3.2	1.2	0.03
Separation costs	—	—	—	1.5	0.4	0.02

Income from continuing operations — Adjusted	$25.6	$9.0	$0.27	$27.4	$11.2	$0.26

Year-to-Date

	Loss from Continuing Operations - 2009			Income from Continuing Operations - 2008
		Income	Diluted		Income	Diluted
	Pre-tax	Taxes	EPS	Pre-tax	Taxes	EPS

(Loss) Income from continuing operations — GAAP	$(443.0)	$8.6	$(7.22)	$37.5	$15.7	$0.35
Adjustments:
Impairment of goodwill and other intangibles	470.0	—	7.51	—	—	—
Effect of Liko inventory valuation	2.9	0.8	0.03	—	—	—
Acquisition integration charges	1.1	0.4	0.01	—	—	—
Special charges	17.8	6.6	0.18	2.3	0.9	0.02
Stock modification charge	—	—	—	5.8	2.1	0.06
Loss on extinguishment of debt	—	—	—	3.2	1.2	0.03
Separation costs	—	—	—	1.6	0.4	0.02

Income from continuing operations — Adjusted	$48.8	$16.4	$0.52	$50.4	$20.3	$0.48

Note: Certain per share amounts may not accurately add due to rounding.
Note: Earnings in the above presentation of adjusted income from continuing operations have not been adjusted to remove the effects of discrete period tax adjustments recognized in any of the periods presented. Discrete period tax adjustments are routinely recognized throughout any given year under a variety of circumstances and are highly subjective in nature. For the three- and six-month periods ended March 31, 2009, we recognized discrete tax expense of $0.8 million and discrete tax benefits of $0.5 million, respectively, compared to discrete tax expense of $1.8 million and $1.1 million in the prior period comparable periods.

Selected Summary Balance Sheet Schedule

	3/31/2009	12/31/2008

Assets
Current Assets
Cash and cash equivalents	$84.6	$49.5
Trade accounts receivable, net of allowances	326.3	348.8
Inventories	120.3	127.3
Other current assets	66.7	50.1

Total current assets	597.9	575.7

Equipment leased to others, net	163.3	164.3
Property, net	119.5	124.9
Goodwill	80.9	539.1
Other assets	210.1	221.4

Total Assets	$1,171.7	$1,625.4

Liabilities
Current Liabilities
Trade accounts payable	$72.4	$80.7
Short-term borrowings	125.9	122.0
Other current liabilities	157.3	144.3

Total current liabilities	355.6	347.0

Long-term debt	99.5	100.8
Other long-term liabilities	136.6	115.4

Total Liabilities	591.7	563.2

Shareholders’ Equity	580.0	1,062.2

Total Liabilities and Shareholders’ Equity	$1,171.7	$1,625.4

Financial Guidance for Fiscal Year 2009

	Actual	2009 Range
($ in millions, except EPS)	2008	Low	High

Net Revenues
Capital sales	$1,044	$895	$946
Rental revenues	464	470	477

Total revenues	1,508	1,365	1,423
YoY % Change	11.1%	-9.5%	-5.6%
Capital sales gross margin %	40.7%	39.0%	40.0%
Rental revenues gross margin %	52.6%	54.3%	55.0%
Total gross margin %	44.4%	44.2%	45.1%

Other operating expenses	544	518	527
Special charges and other items (see below)	23	492	492

Operating Profit (Loss)	103	(406)	(377)
Other income / (expense)	(11)	(8)	(8)

Income (Loss) from Continuing Operations before Income Taxes	92	(414)	(385)

Income (Loss) from Continuing Operations — GAAP (1)	$67	$(433)	$(414)
Impairment of goodwill and other intangibles (2)	—	470	470
Liko acquisition inventory step-up	—	2	2
Liko acquisition integration charges	—	1	1
Special charges (3)	14	13	13
Stock modification charge	4	—	—
Loss on extinguishment of debt	2	—	—
Separation costs	1	—	—

Income from Continuing Operations — Adjusted (4)	$88	$53	$72

Earnings (Loss) per share — GAAP (1)	$1.07	$(6.91)	$(6.61)
Impairment of goodwill and other intangibles (2)	—	7.51	7.51
Liko acquisition inventory step-up	—	0.03	0.03
Liko acquisition integration charges	—	0.02	0.02
Special charges (3)	0.22	0.20	0.20
Stock modification charge	0.06	—	—
Loss on extinguishment of debt	0.03	—	—
Separation costs	0.02	—	—

Earnings per share — Adjusted (4)	$1.40	$0.85	$1.15

(1)	Effective tax rate for last half of fiscal 2009 estimated to be in range of 32 to 34 percent, excluding any future discrete tax items.

(2)	Does not reflect any true-up of estimated impairment charge in Q3 as amount of any such adjustment is unknown at this time.

(3)	Special charges in fiscal 2009 includes year-to-date charge of $17.8 million and an estimated additional charge of $2 million related to the finalization of the actions previously announced in January.

(4)	Adjusted earnings in the above presentation have not been adjusted to remove the effects of discrete period tax adjustments recognized in any of the periods presented. Discrete period tax adjustments are routinely recognized throughout any given year under a variety of circumstances and are highly subjective in nature. For fiscal year 2008, discrete tax benefits totaled $8.3 million ($0.13 per share), while year-to-date discrete tax benefits in fiscal 2009 totaled $0.5 million ($0.01 per share).